Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Genie Energy LTD. on Form S-8 of our report dated March 18, 2019, with respect to our audit of the consolidated financial statements of Genie Energy LTD. as of December 31, 2018 and for the year then ended and our report dated March 18, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Genie Energy LTD. as of December 31, 2018 appearing in the Annual Report on Form 10-K of Genie Energy LTD. for the year ended December 31, 2018.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum llp

Marcum llp
New York, NY
June 5, 2019